Exhibit 10.1

FOR IMMEDIATE RELEASE

Investor inquiries:

R. Kirk Morgan

Actua

267-778-4042

IR@actua.com

Actua Announces Final Liquidating Distribution

Company will distribute $0.201 per share to stockholders

Wayne, PA – (October 11, 2022 ) – Actua Corporation announced today that it will make a final liquidating distribution of $0.201 per share to its stockholders of record as of October 18, 2022; payment of the final liquidating distribution will be made on October 21, 2022. The aggregate distribution of approximately $6.4 million is being made in light of the recent receipt of cash related to the Company’s disposition of its interests in minority holdings.

This final liquidating distribution will conclude Actua Corporation’s periodic reporting under the Act and Actua will not make any additional liquidating distributions.